Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.24

SUPPLY AND PURCHASE AGREEMENT
THIS SUPPLY AND PURCHASE AGREEMENT is made as of January 25, 2006, by and among Sucampo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 4733 Bethesda Avenue, Suite 450, Bethesda, Maryland 20814 USA (“SPI”), Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, JAPAN (“Takeda”) and R-Tech Ueno, Ltd., a corporation organized under the laws of Japan having its principal place of business at 10F, Yamato Life Insurance Bldg., 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011, JAPAN (“RTU”) (this “Agreement”). SPI, Takeda and RTU are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, Takeda has obtained from SPI an exclusive license to co-develop, use, sell, promote, offer for sale, import and distribute the Product (hereinafter defined) for the gastroenterology indications in the United States and Canada under a collaboration and license agreement as of October 29, 2004 (the “Collaboration and License Agreement”) and Takeda has the right to execute its rights and duties under the Collaboration and License Agreement through Takeda Affiliates and/or its sublicensees;
WHEREAS, SPI, Takeda and RTU have entered into a supply agreement as of October 29, 2004 (the “Supply Agreement”) pursuant to which the Parties acknowledged and agreed (i) Takeda has the right to execute its rights and duties under the Supply Agreement through Takeda Affiliates and/or its sublicensees and (ii) to enter into a definitive supply and purchase agreement for the purpose of determining more detailed terms and conditions for the manufacturing and supply of the Product to Takeda;
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto have agreed as follows:
Article 1 INTRODUCTORY PROVISIONS
1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings assigned to them in this Article. The terms when used in capitalized form in this Agreement and not defined in this Agreement shall have the same meanings as defined in the Supply Agreement.
“Binding Forecasts” shall have the meaning ascribed to such term in Section 6.2 hereof.
“JPY Equivalent” shall mean JPY one hundred seven point ninety-two (107.92).
“Manufacturing” means the compounding, component preparation, testing, and other procedures, or any part thereof, involved in manufacturing the Products in accordance with the Manufacturing Specifications. The terms “Manufacture,” “Manufactured” and “Manufacturing” in this Agreement shall have the identical meaning.
“Manufacturing Specification(s)” shall mean the commercial specification for the manufacturing, quality control, packaging, labeling, shipping, delivery and storage of the Product and Samples to be agreed upon between the Parties but which at least satisfies specifications approved by FDA and TPDHC.
“Non-Conformity/Non-Conforming” shall have the meaning ascribed to such term in Section 7.1 hereof.
“Packaging” means the procedures of filling, inspecting, labeling, packaging and packing of the Products or any part thereof in accordance with the Manufacturing Specifications. The terms “Package,” “Packaged” and “Packaging” in this Agreement shall have the identical meaning.
“Product” shall mean any and all pharmaceutical preparations for human use that contains the Compound, a chemical equivalent, a salt, or a prodrug thereof as an active ingredient, in finished package form suitable for distribution to end users.
“RTU Contractor” shall mean a third party under contract with RTU in accordance with Section 2.3 of this Agreement to conduct any portion of Manufacturing and/or Packaging for which RTU is responsible under this Agreement.
“Sample(s)” shall mean the samples of the Product for promotional use.
Article 2 SUPPLY AND PURCHASE OBLIGATIONS OF THE PARTIES
2.1 Supply and Purchase Obligations. During the term of this Agreement, Takeda agrees to purchase all its demand on the Product exclusively from RTU, Takeda’s requirements for the Product and Samples for the Initial Territory in accordance with the terms and conditions set forth in this Agreement.
2.2 Product. Subject to the terms and conditions of this Agreement, RTU shall Manufacture, Package and supply Takeda with entire requirement of the Product and Samples of Takeda, or if applicable Takeda Affiliates or its sub-licensee(s), in a timely manner according to forecasted demands of Takeda in the Initial Territory. Except as provided in Article 8, Takeda agrees to purchase its requirements for the Product and Samples exclusively from RTU at the prices described in Article 3.
2.3 Subcontracts. RTU shall be responsible for Manufacturing and Packaging the Product and Sample at RTU’s own premises or by use of contractors selected by RTU. Any and all RTU Contractors shall have sufficient knowledge and expertise to carry out the Manufacture and/or Packaging, as the case may be, of the Product and Samples and sufficient capacity to meet the requirements of Takeda for the Product and Samples. Any such Manufacturing and/or Packaging by an RTU Contractor, however, shall not relieve RTU from any of its obligations or covenants under this Agreement and/or the Supply Agreement. RTU shall inform Takeda and SPI of its contractor promptly after RTU’s appointment of its contractor.
2.4 Development Product. The Parties acknowledge that any Product to be used in connection with the conduct of clinical studies shall be provided to Takeda pursuant to the Collaboration and License Agreement.
Article 3 PRICE AND PAYMENT
3.1 Price for Product. The prices for the Manufacture, Packaging and supply of Product shall be:
     (a) the prices set forth in subsections 3.1(a)(i), (ii) and(iii), as applicable, until the earlier of (i) the [**] anniversary of the first Commercial Launch by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) of any Product for the Initial Indications in the Initial Territory, or (ii) such time as the cumulative quantity of the Product (other than Samples and Product used for clinical studies) supplied to Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) reaches [**] capsules.
          (i) in the event NDA approval for the Product provides for BID dosing (i.e., intake twice daily) only, US$[**] (or US$[**] per capsule) for [**] of the total quantity of Product purchased by Takeda and JPY Equivalent of US$[**] (or US$[**] per capsule) for the remaining [**] of such total quantity;
          (ii) in the event NDA approval for the Product provides for QD dosing (i.e., intake once daily) only, US$[**] (or US$[**] per capsule) for [**] of the total quantity of Product purchased by Takeda and JPY Equivalent of US$[**] (or US$[**] per capsule) for the remaining [**] of such total quantity; and
          (iii) in the event NDA approval for the Product provides for both BID and QD dosing, then the price shall be determined by mutual agreement of the Parties (based on the ratio of BID and QD supplied to Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) within the range of US$[**] and US$[**] for [**] of the total quantity of Product purchased by Takeda and the JPY Equivalent of such determined price for the remaining [**] of such total quantity.
     (b) the price set forth in this subsection 3.1(b) after the earlier of (i) the [**] anniversary of the first Commercial Launch by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) of any Product for the Initial Indications in the Initial Territory, or (ii) such time as the cumulative quantity of the Product (other than Samples and Product used for clinical studies) supplied to Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) reaches [**] capsules. Immediately following the occurrence of the applicable triggering event described in the prior sentence, the price shall be [**] percent ([**]%) of the Net Sales Revenue of the Product; provided, however, if only the QD dosage form (and nothing else) is Commercialized for the Initial Indications, then the price shall not exceed US$[**] (or US$[**] per capsule). In case there is a significant change in economic conditions beyond the reasonable expectation and assumption, including those with regard to the Net Sales Revenue price of the Product, of the Parties as of the Effective Date, the Parties shall meet and discuss in good faith about the possibility of modifying such price.
3.2 Price for Samples.
     (a) The price for the Manufacturing and supply of Samples shall be US$[**], excluding Packaging costs. Takeda shall pay all reasonable direct costs (excluding any mark up) to Package the Samples.
     (b) RTU shall keep complete and accurate records of its Packaging costs for Sample in accordance with generally accepted accounting principles in Japan. Such records shall be maintained by RTU for a period of five (5) years. Not more frequently than once each year, Takeda, at its expense, shall have the right to conduct an examination or audit of said records of RTU in order to verify that amounts paid to RTU for Samples hereunder are correct. RTU shall cooperate fully with the auditor and to provide all reasonable access to records and employees necessary to promptly complete this audit. In the event any examination or audit of the records of RTU discloses an under- or overpayment hereunder, written notice of such fact, specifying the amount and basis of the under- or overpayment shall promptly be furnished to both parties by the auditor. In the event of an overpayment the amount thereof shall be credited against future amounts owed to RTU hereunder, or if there will be no such future amounts, RTU shall refund the overpayment to Takeda within [**] of such notice. In the event of an underpayment, Takeda shall pay the amount thereof to RTU within [**] after such disclosure.
3.3 Payment.
     (a) RTU shall submit invoices to Takeda for each shipment of Product and/or Samples shipped to Takeda (or, if applicable, Takeda Affiliates and/or its sublicensees). Such invoices shall be paid by Takeda within [**] after the date the relevant invoice is received or the date of shipment, whichever is later.
     (b) With regard to Product supplied at the price set forth in Section 3.1(b), Takeda shall pay to RTU each month a provisional price to be mutually and separately agreed upon by SPI and Takeda not later than [**] following the occurrence of the applicable triggering event described in subsection 3.1(b). If the Parties are unable to reach agreement on such provisional price, then the provisional price shall be [**]% of the Net Sales Revenue of the latest six months divided by 6. Within ninety (90) days following each calendar year beginning with the calendar year in which the price set forth in Section 3.1(b) becomes effective, Takeda shall submit to SPI and RTU a report stating its Net Sales Revenue for such calendar year (or for the portion of such year for which the price set forth in Section 3.1(b) is applicable) and the amount equal to [**] percent ([**]%) of such Net Sales Revenue. If Takeda’s payments of such provisional price for such calendar year (i) are less than [**]% of Net Sales Revenue, Takeda shall pay RTU the shortfall within fifteen (15) days of submitting such report, or (ii) exceed [**]% of Net Sales Revenue, RTU shall pay Takeda the excess amount within fifteen (15) days of receiving such report.
     (c) All payments hereunder shall be made as follows:

     (i) Payments for the Product whose prices are set forth in subsections 3.1(a) shall be made in United States Dollars for [**] of the quantity of the Product purchased by Takeda and in JPY for the remaining [**] of such total quantity whose price is calculated by using JPY Equivalent.
     (ii) Payments for the Product whose prices are set forth in subsection 3.1(b) and the Samples shall be made in United States Dollars. The exchange rates from local currency to United States Dollars shall be the exchange rates (buying rates of United States Dollars) at the time of each shipment published in The Wall Street Journal (or any substitute source mutually agreed to by the Parties).
3.4 Development Product. Pursuant to Section 4.2(b)(vii) of the Collaboration and License Agreement, the costs for any Product and/or placebo used in connection with the conduct of clinical studies shall be deemed to be included within Development costs and any such costs therefore shall be paid by SPI or Takeda as provided in the Collaboration and License Agreement. The Parties acknowledge the price [**] of such Product is U.S.$[**]. The price for any placebo [**] supplied by RTU for use in connection with the conduct of clinical studies shall be US $[**] equal to [**] percent ([**]%) of Product). RTU shall supply and Takeda and SPI shall purchase their entire requirements for the Product from RTU in the standard order quantities of standard case lots (i.e. [**] per lot). RTU shall keep the Product and placebo in appropriate condition until the Product and placebo are required for use.
Article 4 MANUFACTURING AND QUALITY
4.1 RTU manufacturing. RTU shall be responsible for Manufacturing, Packaging, storing and shipping the Product, Samples and placebo to be supplied to Takeda and/or SPI hereunder. The Product, Samples and placebo shall be Manufactured, Packaged, stored and shipped in accordance with the Manufacturing Specifications, Applicable Regulations and Market Authorizations. Each batch of the Product, Samples and placebo shipped to Takeda and/or SPI will include (i) a certificate of analysis confirming that the Product, Samples and/or placebo meets the then-current Manufacturing Specifications; and (ii) a certificate of release approval stating that the Product, Samples and/or placebo were Manufactured and/or Packaged in accordance with current good manufacturing and control practices.
4.2 Modifications. In case RTU wishes to modify its Manufacturing or Packaging processes and procedures and/or to change the facilities and/or site where the Product, Samples or Compound are Manufactured and/or Packaged, RTU shall provide to Takeda and SPI in writing the information and the reason therefore sufficiently in advance. RTU shall ensure that any such approved modifications or changes are in compliance with Applicable Regulations and the Market Authorizations, and that such changes do not affect the Manufacturing Specifications or do not result in any interruption of supply of Product and Samples to Takeda and SPI (or, if applicable, Takeda Affiliates and/or its sublicensees). If any such changes are made or are to be made that are substantial or will require an amendment to the Market Authorizations, RTU shall be responsible, at its expense, for obtaining any necessary or advisable amendments to the Market Authorizations.

4.3 Quality Control and Audit.
     (a) Testing. RTU shall perform quality control tests, assays and final release testing on Compound, Products and Samples in accordance with the Manufacturing Specifications and Applicable Regulations. Results of such tests and assays will be submitted to Takeda and SPI promptly upon request. Takeda shall have the right to reject any lot or batch of the Products not later than thirty (30) days after the date on which results of the tests and assays are received if there is any non-conformity of the results with the Manufacturing Specifications or Applicable Regulations.
     (b) Retention Samples. RTU shall retain, for at least one (1) year after the expiration date of the applicable lot or batch of Products, a file sample properly stored from each lot or batch of Products Manufactured or Packaged of sufficient quantity to perform each quality control test specified in the Manufacturing Specifications at least two (2) times.
     (c) Nonconformance. In the event a material quality issue arises at any RTU facility or RTU Contractor facility relating to the Product or Samples, RTU shall promptly provide Takeda and SPI written notice of such issue, its impact on the supply of Product and/or Samples, and the corrective measures to be utilized. For purposes of this Section 4.3(c), a material quality issue shall include: foreign product mix-up, contamination; failure to meet stability and/or release specifications; incorrect labeling material used in Packaging; and missing or incorrect lot number or expiration date on Packaging.
     (d) Audits. Takeda and SPI shall have the right to conduct or to have a designated third party conduct quality assurance audits at any and all facilities (whether operated by RTU or RTU Contractors) in the presence of RTU, where Manufacturing, Packaging, storage, testing or other related activities are carried out on the Product and/or Samples for the purpose of verifying conformance to the Manufacturing Specifications and Applicable Regulations in an interval of not more than once a year in the normal course. Takeda’s, SPI’s or designated third party’s auditors shall have the right to review any and all relevant documents related to the Product, Samples and/or facility operations related to their Manufacturing, Packaging, storage, testing (including without limitation test results, batch records, investigations by Regulatory Authorities) and may take copies of relevant documents with RTU’s and, if applicable, RTU Contractor’s approval. Such audits shall be conducted following at least thirty days (30 days) notice during normal business hours and shall be limited to those operations that are directly related to the Compound, Product or Samples. Not withstanding the foregoing, in the emergency situation including without limitation the event of Product quality complaints, Takeda and SPI shall have the right to conduct such audits on a needed basis with shorter notice and RTU shall fully cooperate with such audit.
4.4 Regulatory Inspections. In the event any Party receives a notification of inspection or other communication (including the reporting of adverse drug experiences or field alerts) from the Regulatory Authorities relating to the Product, or Samples and/or a facility at which they are Manufactured, Packaged, stored or tested, the Party receiving such notice will notify the other Parties within three (3) days. RTU, Takeda and SPI agree to notify each other in advance of any response to agency observations. The Party so inspected or communicated with shall provide the other Parties with a report on the outcome of the inspection or communication.
4.5 Recalls.
     (a) Determination. If SPI or Takeda believes that a voluntary recall of a Product is necessary, such Party shall notify and consult with the other Party within one (1) working day of such determination, and SPI and Takeda shall cooperate in good faith to determine if such a recall is necessary and, if so, to allow such recall to occur under the direction of the JSC. In the event of a dispute regarding whether or not to recall a Product, the decision of the JSC shall prevail. SPI or Takeda may recall the Product unilaterally due to an emergency, for example, (a) relevant Regulatory Authorities instructed, recommended or suggested the recall or (b) in such Party’s reasonable judgment, non-implementation of recall may constitute a violation of a relevant law or regulation or (c) non-implementation of recall may court criminal or administrative punishment under a relevant law or regulation or (d) if the mechanism under the foregoing provisions of this Section 4.5 is not adequate to address a serious health or safety risk to consumers.
     (b) Implementation. The conduct of any recall of the Product or Samples from the market shall be the responsibility of RTU and/or SPI. Takeda shall fully cooperate with RTU and/or SPI in the event of any recall, field alert or similar event and provide such assistance in connection therewith as RTU may reasonably request.
     (c) Costs. The cost and expenses for the recall shall be borne by SPI or Takeda or shared by both SPI and Takeda, respectively, in accordance with the same rules as provided for in Article 10 of the Collaboration and License Agreement. In the event of recall of the Product due to manufacturing defect of the Product, the cost and expenses for the recall shall be borne by RTU.
4.6 Product Quality Complaints and Adverse Experience Data.
     (a) Product Quality Complaints. RTU shall be responsible for handling all Product complaints. Takeda shall forward to RTU any Product complaints received by Takeda five (5) business days after receipt thereof and shall, at RTU’s cost, provide such assistance in investigating and resolving such complaints as RTU may reasonably request. RTU shall notify Takeda at least once each calendar quarter of any Product quality complaints received by RTU or RTU Contractors. RTU’s handling of complaints shall in no way waive, modify or diminish any of its obligations under this Agreement, the Supply Agreement or the Collaboration and License Agreement.
     (b) Adverse Experience Data. The Parties shall be responsible for reporting and investigating Adverse Experience Data in accordance with a separate safety data exchange protocol to be mutually agreed by SPI and Takeda.
     (c) Annual Reports. The Parties shall be responsible for filing annual safety reports with the Regulatory Authority in accordance with a separate safety data exchange protocol to be mutually agreed by SPI and Takeda.

Article 5 WARRANTIES
In addition to Article 6 of the Supply Agreement, Each Party represents and warrants to the other Parties that:
5.1 RTU and SPI Warranties. RTU and SPI warrant to Takeda that:
     (a) RTU and SPI have good and marketable title to the Products and Samples delivered to Takeda hereunder;
     (b) The Products and Samples delivered to Takeda will be Manufactured and Packaged in compliance with Applicable Regulations and will meet the Manufacturing Specifications;
     (c) The Products and Samples delivered to Takeda will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act or any regulation thereunder; and
     (d) The Products and Samples delivered to Takeda do not infringe on any currently existing United States or Canadian patents held by any person or entity.
5.2 Takeda Warranties. Takeda hereby represents and warrants to SPI and RTU that:
(a)	Takeda will distribute the Products and Samples in compliance with Applicable Regulations.

(b)	Takeda will not adulterate or misbrand the Products and Samples within the meaning of the United States Food, Drug and Cosmetic Act or any regulation hereunder.
Article 6 ORDERS AND FORECASTS
6.1 Undertaking.
RTU, directly or through RTU Contractors (subject to receipt of any required approvals of Regulatory Authorities), will Manufacture, Package and ship the Product and Samples to Takeda, directly or, if applicable, to Takeda Affiliates and/or its sublicensees, by the delivery dates and in the quantities specified by Takeda in purchase orders submitted in accordance with this Article 6.
6.2 Forecasts.
At least [**] prior to each calendar quarter, Takeda will provide RTU (and a copy to SPI) with a written twenty-four (24) month rolling forecast of the quantities of Product and Samples that Takeda expects to purchase during each of the next twenty-four (24) months (the “Rolling Forecast”); provided, however, the first Rolling Forecast shall be attached hereto as Exhibit B. Each Rolling Forecast shall be non-binding except for the first [**] months thereof (the “Binding Forecast”) which shall be firm and Takeda shall purchase from RTU no less than [**] percent ([**]%) of the quantities of the Product and the Samples contained in the Binding Forecast. RTU shall be obliged to fill Takeda’s purchase orders for quantities of the Product and/or Samples up to [**] percent ([**]%) of the Binding Forecast. RTU will use its commercially reasonable efforts to supply Product and/or Samples in excess of [**] percent ([**]%) of the Binding Forecast. If, prior to the delivery of the next Rolling

Forecast, Takeda shall have cause to revise its purchase projections, Takeda will promptly provide RTU (and a copy to SPI) with a revised Rolling Forecast. If Takeda’s right to commercialize the Product is terminated by reason of termination of this Agreement, the Collaboration and License Agreement or the Supply Agreement, Takeda shall not be obligated to purchase the quantity of the Product and/or Samples contained in the Binding Forecast.
6.3 Order Size
Takeda shall purchase its requirements for the Product and Samples from RTU in the standard order quantities of standard case lots (i.e. [**] per lot).
6.4 Shelf life of the Product
Products, when shipped to Takeda, shall not have an expiration date of less than [**] from the date of delivery; provided, however, that the shelf life approved by relevant Regulatory Authority is less than [**], such period shall be its shelf life [**], but shall not be less than [**].
6.5 Purchase Orders
Takeda will purchase the Product and Samples solely by written purchase orders (including non-verbal, electronic format), which must be consistent with Section 6.3 above. Takeda will submit each such written firm purchase order to RTU at least [**] in advance of the date specified in each purchase order for delivery of the Product and/or the Samples to Takeda (or, if applicable, to Takeda Affiliates and/or its sublicensees). Such firm orders shall show clearly (i) the quantity of the Product and/or the Samples, (ii) the delivery destination, and (iii) the required delivery date. RTU will provide written notice to Takeda of its receipt of a specific purchase order within five (5) business days of receipt thereof. The terms and conditions of this Agreement will be controlling over any conflicting terms and conditions in any such purchase order, RTU’s acknowledgement form or any other form. Notwithstanding the foregoing, RTU will use its Best Efforts, but will not be obligated, to (i) meet any request of Takeda for delivery of the Product or the Samples to Takeda (or, if applicable, to Takeda Affiliates and/or its sublicensees) in less than [**] from the delivery date specified in purchase orders, and (ii) accommodate any changes requested by Takeda in delivery schedules for the Product and the Samples following RTU’s receipt of purchase orders from Takeda. RTU is not entitled to accept verbal orders of any kind for the supply of the Product or the Samples hereunder.
6.6 Shipment.
The Product and Samples will be shipped to the one (1) location in the Initial Territory designated by Takeda in its purchase orders. RTU (or RTU Contractors) shall include with each shipment a copy of the documents required under Section 4.1, the bill of lading, and documents setting forth the quantity of the Product and Samples shipped, sufficient to allow for an accurate count of the quantity delivered. The Product and Samples will be shipped in accordance with DDP (INCOTERMS 2000) to the delivery destination designated by Takeda. Title to the Product and Samples shall pass from RTU to Takeda free and clear of any security interest, other lien or encumbrance at such time as they have been delivered to the delivery destination designated by Takeda, and risk of loss of the Product and Samples shall pass from RTU to Takeda in accordance with DDP term (INCOTERMS 2000).
6.7 Inventory.
In addition to Article 5 of the Supply Agreement, RTU shall maintain an adequate level of inventory of the Product in accordance with the following:
     (a) RTU shall maintain an adequate level of inventory of the Product to meet the requirements of Takeda as estimated in the Rolling Forecasts; provided, however, that Takeda shall provide RTU (and a copy to SPI) with information, in such format as reasonably requested by RTU, concerning the inventory of the Product maintained by Takeda (or, if applicable, Takeda Affiliates and/or its sublicensees) on at least a monthly basis.
     (b) During the initial [**] period following Takeda’s initial sales launch and, if any, launch of any Product with new therapeutic indication, respectively, RTU shall maintain, at its expense and at a location mutually agreed by the Parties, a safety stock of both (i) Product and (ii) Product in the form before final packaging (collectively, the “Safety Stock”). The quantity of both (i) and (ii) mentioned above shall be at least an amount equal to the quantity for the first [**] respectively, or, the latest six-month moving average of quantity in total of (i) and (ii) shall be at least an amount equal to the quantity for the first six (6) months subject that the quantity of (i) shall not be less than an amount equal to the quantity for the first [**] as indicated in Takeda’s most recent Rolling Forecast. If RTU fills Takeda’s purchase orders for quantities of Product and/or Samples in quantity larger than the Binding Forecast pursuant to Section 6.2 and consequently uses all or part of the required level of the Safety Stock temporarily, RTU shall use its Best Efforts to make up for the used quantity and to return the Safety Stock to the required level as soon as possible. As soon as reasonably practicable after the execution of this Agreement, RTU shall commence building the Safety Stock.
Article 7 INSPECTION AND REJECTION OF THE PRODUCT
7.1 Non-Conforming Product. Takeda (or, if applicable, Takeda Affiliates and/or its sublicensees) will visually inspect each shipment of Product and Samples supplied to it (or, if applicable, Takeda Affiliates and/or its sublicensees) hereunder to (i) determine whether such Product and/or Samples are damaged, (ii) verify that the quantity of Product and/or Samples delivered agrees with the invoice and other applicable documentation, and (iii) verify conformance with the Manufacturing Specifications and Applicable Regulations by reviewing documents included in the shipment (but Takeda shall have no obligation to test or study the contents of the Products). If Takeda finds damage, a deficiency in the quantity of the Product and/or Samples, or non-conformity with the Manufacturing Specifications and/or Applicable Regulations (hereafter referred to as a “Non-Conformity” or “Non-Conforming”), Takeda will notify RTU in writing within [**] after receipt of the applicable shipment specifying the details of such Non-Conformity. If the Non-Conformity of the Product and/or Samples is latent and hidden such that it cannot reasonably be found by visual inspection, then Takeda shall give notice to RTU regarding such latent Non-Conformity within [**] after such Non-Conformity comes to the knowledge of Takeda (or, if applicable, Takeda Affiliates and/or its sublicensees).

7.2 Replacement or Reimbursement. Upon receipt of any notice of Non-Conformity from Takeda, RTU shall, at Takeda’s option, either (i) replace, at RTU’s cost, the quantity of such Non-Conforming Product and/or Samples within the commercially reasonable shortest time, or (ii) reimburse Takeda for the cost of such Non-Conforming Product and/or Samples. Takeda’s rights set forth in this Section 7.2 shall not be exclusive of, or prejudicial to, any other rights or remedies that Takeda may otherwise have on account of such Non-Conformity or RTU’s breach of any of its obligations hereunder.
7.3 RTU’s Obligations. RTU shall not be subject to the obligations as set forth in this Article 7 to the extent that any such damage, deficiency or Non-Conformity of the Product and/or Samples is due to Takeda’s negligence after the receipt of them by Takeda.
Article 8 INABILITY TO SUPPLY
In the event that RTU (directly or through RTU Contractors) is unable for any reason to manufacture or supply sufficient quantities of the Compound or the Product hereunder to meet Takeda’s, or if applicable Takeda Affiliate’s and its sub-licensee(s)’s requirements for the Product and/or Samples in excess of [**] percent ([**]%) of the Binding Forecast in any given quarter, then RTU shall provide Takeda and SPI with immediate written notice thereof. The Parties shall negotiate in good faith how to cope with such shortage of supply, including the purchase by RTU of the necessary materials from third parties and the possibility of Takeda’s Manufacturing of the Product and/or Samples.
Article 9 TERM AND TERMINATION
The term of this Agreement shall commence on the date first above written and shall continue in full force and effect until December 31, 2020. RTU hereby acknowledges and accepts that this Agreement may be terminated earlier than said termination date in case the Collaboration and License Agreement or the Supply Agreement terminates, in which case SPI and Takeda shall use commercially reasonable effort to provide RTU with a prior notice of such early termination, but in no event shall such notice be provided later than three (3) months prior to such termination. RTU shall accept such early termination upon receiving the notice from SPI and Takeda.
Article 10 MISCELLANEOUS
10.1 Applying the provisions of the Supply Agreement. The Parties hereby acknowledge and agree that the Supply Agreement shall remain effective, and its terms and conditions shall remain applicable among the Parties to the extent not particularly changed or amended by this Agreement.
10.2 Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies pursuant hereto. All reports, notices and communications required or permitted hereunder shall be in the English language.

If to Takeda:	Takeda Pharmaceutical Company Limited.
12-10, Nihonbashi 2-chome, Chuo-ku,
Tokyo 103-8668, Japan

Facsimile: 81-3-3278-2230
Attention: Shinji Honda, Senior Manager,
US Operations, Corporate Strategy & Planning Department

If to SPI:	Sucampo Pharmaceuticals, Inc. 4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814
United States

Facsimile: 1-301-961-3440
Attention: Director of Business Development

If to RTU:	R-Tech Ueno, Ltd.
10F, Yamato Life Insurance Bldg.,
1-1-7 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011 Japan

Facsimile: 81-3-3596-8023
Attention: Ms. Yukiko Hashitera, Representative Director
10.3 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York, USA, excluding its choice of law rules and the U.N. Convention on the International Sale of Goods.
10.4 Entire Agreement. This Agreement, including Exhibits attached hereto and incorporated as an integral part of this Agreement, together with the Supply Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all previous agreements by and among the Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions among the Parties related to this Agreement. Any differences between the text of certain provisions contained in both this Agreement and the Supply Agreement are intended for clarification purposes only and not to alter the original intent of the Parties.
Article 11 LIMITATION OF LIABILITY
EXCEPT FOR ANY BREACH OF CONFIDENTIALITY OBLIGATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTIES HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SIMILAR LOSSES OR DAMAGES, EVEN IF SUCH PARTIES SHALL HAVE BEEN

ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. IN ADDITION, SPI AND ITS AFFILIATES SHALL NOT BE LIABLE TO TAKEDA AND RTU IN THE EVENT THAT AN NDA IS NEVER ISSUED OR GRANTED OR NET SALES REVENUE ARE NEVER ACHIEVED.
NOTWITHSTANDING OF THE PRECEDING SENTENCES, LIMITATION OF LIABILITY PROVIDED FOR IN THIS ARTICLE SHALL NOT BE APPLICABLE WHERE LOSS OR DAMAGES ARE CAUSED BY WILFUL MISCONDUCT OR GROSS NEGLIGENCE OF EACH PARTY.
This Article shall supersede, to the extent that liability relating to subject matter of this Agreement of the Parties is concerned, any provisions concerning limitation of liability in the Supply Agreement or Collaboration and License Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day first above written,

Takeda Pharmaceutical Company Limited		Sucampo Pharmaceuticals, Inc.

By	/s/ Yasuhiko Yamanaka	By	/s/ Brad E. Fackler

Name: Yasuhiko Yamanaka		Name: Brad E. Fackler
Title: Corporate Officer		Title: Vice President of Marketing and Sales
General Manager, Corporate Strategy
& Planning Department

R-Tech Ueno, Ltd.

By	/s/ Mitsunaga Tada

Name: Mitsunaga Tada
Title: President and Representative Director
Exhibits

A	Manufacturing Specifications

B	First 24-Month Rolling Forecast

Exhibit A            Manufacturing Specifications

Confidential Materials omitted and filed separately with
the Securities and Exchange Commission.

Exhibit B            First 24-Month Rolling Forecast

	Product	Product	Sample	Sample
	Purchase Pills	Purchase Bottles	Purchase Pills	Boxes
Mar-06	[**]	[**]	[**]	[**]

Apr-06	[**]	[**]	[**]	[**]
May-06	[**]	[**]	[**]	[**]
Jun-06	[**]	[**]	[**]	[**]
Jul-06	[**]	[**]	[**]	[**]
Aug-06	[**]	[**]	[**]	[**]
Sep-06	[**]	[**]	[**]	[**]
4-9/06	[**]	[**]	[**]	[**]

Oct-06	[**]	[**]	[**]	[**]
Nov-06	[**]	[**]	[**]	[**]
Dec-06	[**]	[**]	[**]	[**]
Jan-07	[**]	[**]	[**]	[**]
Feb-07	[**]	[**]	[**]	[**]
Mar-07	[**]	[**]	[**]	[**]
10-3/06	[**]	[**]	[**]	[**]
2-3/06	[**]	[**]	[**]	[**]

Apr-07	[**]	[**]	[**]	[**]
May-07	[**]	[**]	[**]	[**]
Jun-07	[**]	[**]	[**]	[**]
Jul-07	[**]	[**]	[**]	[**]
Aug-07	[**]	[**]	[**]	[**]
Sep-07	[**]	[**]	[**]	[**]
4-9/07	[**]	[**]	[**]	[**]

Oct-07	[**]	[**]	[**]	[**]
Nov-07	[**]	[**]	[**]	[**]
Dec-07	[**]	[**]	[**]	[**]
Jan-08	[**]	[**]	[**]	[**]
Feb-08	[**]	[**]	[**]	[**]
Mar-08	[**]	[**]	[**]	[**]
10-3/07	[**]	[**]	[**]	[**]
4-3/07	[**]	[**]	[**]	[**]